Exhibit 99.1

SOHU.COM announces notification of sanctions from one of the Chinese mobile operators

BEIJING, CHINA, August 13, 2004 - SOHU.COM Inc. (Nasdaq: SOHU), China’s leading online media, communications, commerce and mobile value-added services company, today announced that it was notified by China Mobile Communication Corporation (“CMCC”) that its multimedia messaging services (“MMS”) with CMCC, conducted by Beijing Sohu Online Information Services Co., Ltd. (“Sohu Online”), one of Sohu’s variable interest entities, will be temporarily suspended for one year effective September 1, 2004.

Today, at 4:17 pm Beijing time, CMCC sent out an email and announced certain punitive measures taken against four service providers (“SPs”), among which is Sohu, related to the MMS business. CMCC alleged in the notification, “On June 17, 2004, in Sichuan Province, Sohu Online sent out 1,374 WAP PUSH messages without getting prior approval from CMCC. The mobile users are able to directly subscribe to the SOHU MMS product “I WANT PHOTO” (Renminbi 10 per month) by responding to the WAP PUSH. Currently, it has been detected that 23 users had made the subscription. In accordance with the relevant provision of the Cooperation Agreement and the appendix to the Cooperation Agreement, the Rules on Regulating the Cooperation With SP Via Monternet – MMS Manual, Sohu Online shall make refund to the 23 users and its MMS service will be temporarily suspended by CMCC for one year effective September 1, 2004. Sohu’s application for CMCC’s potential new business will also be temporarily suspended until Sohu’s MMS service access to CMCC MISC platform is achieved. CMCC further demands damages from Sohu Online of Renminbi 1,374 based on Renminbi 1 per WAP PUSH message as Sohu Online sent out 1,374 messages to users.”

In August 2004 certain CMCC subsidiaries informed all SPs, including Sohu Online, that the maximum short messaging service (“SMS”) fees should be reduced to Renminbi 15 per month (from Renminbi 30 previously) and Renminbi 1 per message (from Renminbi 2 previously) effective from August 1, 2004. Sohu is not able to predict whether these new billing rates will be adopted by other CMCC subsidiaries in the future.

Charles Zhang, Chairman and CEO of Sohu, commented, “We regret that we received such notification of sanctions from CMCC. As a result of temporary suspension of our MMS services effective September 1, 2004 and, to a lesser extent, the new CMCC’s billing rates effective August 1, 2004, for the quarter ended September 30, 2004 we estimate that our wireless revenues and net profit will be reduced by $1.5 million to $1.8 million and $1.0 million to $1.3 million respectively as compared to our guidance released on July 29, 2004. Fortunately, we had not planned to apply for new business in the near future, so the temporary suspension of new business should not have an adverse impact on our expected revenues. We are taking all necessary measures to minimize the loss from the suspension of our MMS services and regain our good relations with CMCC. ”

(Exchange rate: Renminbi 1.00 = US$0.12)

Safe Harbor Statement

This announcement contains forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SOHU’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, the company’s reliance on online advertising sales, wireless services (most of which are collected from a few mobile telecom operators) and e-commerce for its revenues, and the risk of further sanctions from CMCC or other mobile operators. Further information regarding these and other risks is included in SOHU’s Annual Report on Form 10K for the year ended December 31, 2003, and other filings with the Securities and Exchange Commission.

About SOHU

SOHU.COM (Nasdaq: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese who use the portal network for their news, search, e-mail, wireless messaging, instant messaging, browsing, games and shopping. SOHU has built one of the most comprehensive matrix of web properties in China, consisting of the mass portal and leading online media destination www.sohu.com; the #1 online alumni club www.chinaren.com; #1 games portal www.17173.com; top real estate website www.focus.cn and wireless value- added services provider www.goodfeel.com.cn. This network of web properties offers the vast SOHU user community the broadest possible choices regarding information, entertainment, communication and commerce. SOHU.COM, established by Dr. Charles Zhang, one of China’s Internet pioneers, is in its eighth year of operation.

For further information:

Caroline Straathof

SOHU Investor Relations and Communications

Tel: +86 10 6510 1379

E-mail: ir@sohu-inc.com

http://www.sohu.com/about/English/